Exhibit 4.2

1.800% SENIOR NOTES DUE 2022

FIFTH SUPPLEMENTAL INDENTURE

between

BORGWARNER INC.,

as Issuer

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee, Paying Agent, Security Registrar and Transfer Agent

Dated as of November 6, 2015

-i-

TABLE OF CONTENTS

(continued)

		Page

Section 7.06.	Counterparts	15

Section 7.07.	U.S.A. Patriot Act	15

EXHIBITS

Exhibit A	Form of 2022 Notes

ii

FIFTH SUPPLEMENTAL INDENTURE, dated as of November 6, 2015 (the “Supplemental Indenture”), between BorgWarner Inc. (formerly known as Borg-Warner Automotive, Inc.), a Delaware corporation (the “Company”) and Deutsche Bank Trust Company Americas, a national banking association, having its Corporate Trust Office at 60 Wall Street, Trust and Agency Services, 16th Floor, New York, New York 10005, as series trustee (the “Trustee”), paying agent (the “Paying Agent”), security registrar (the “Security Registrar”) and transfer agent (the “Transfer Agent”) supplemental to that certain Indenture, dated as of September 23, 1999 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. successor in interest to J.P. Morgan Trust Company, N.A. (successor in interest to The Chase Manhattan Trust Company, National Association), a national banking association, as original trustee (the “Original Trustee”).

WHEREAS, the Company executed and delivered the Base Indenture to provide for, among other things, the issuance from time to time of the Company’s debt securities in one or more series as might be authorized under the Indenture;

WHEREAS, the Base Indenture provides that the Company may enter into an indenture supplemental to the Base Indenture to establish the form and terms of any series of Securities (as defined in the Base Indenture) as provided by Sections 201 and 301 of the Base Indenture;

WHEREAS, the Board of Directors of the Company has duly adopted resolutions authorizing the Company to issue the Notes provided for in this Supplemental Indenture;

WHEREAS, the Company desires to enter into this Supplemental Indenture to provide for the establishment of a series of Securities (as defined in the Indenture) to be known as the 1.800% Senior Notes due 2022 (the “Notes”), the form, substance, terms, provisions and conditions of which are set forth in the Base Indenture and this Supplemental Indenture;

WHEREAS, the Company has duly appointed Deutsche Bank Trust Company Americas as Trustee, Paying Agent, Security Registrar and Transfer Agent with respect to the Notes (but only with respect to the Notes) pursuant to an officers’ certificate, dated November 6, 2015, as contemplated by Section 303 of the Indenture, with all of the rights, powers, trusts, duties and obligations under the Indenture with respect to the Notes (but only with respect to the Notes), and Deutsche Bank Trust Company Americas is willing to accept such appointments with respect to the Notes;

WHEREAS, the Company is entering into this Supplemental Indenture with the Trustee to evidence and provide for the acceptance of appointment thereunder by the Trustee with respect to the Notes (but only with respect to the Notes); and

WHEREAS, in respect of the foregoing Company has requested that the Trustee execute and deliver this Supplemental Indenture and has satisfied all requirements necessary to (i) make this Supplemental Indenture a valid instrument in accordance with its terms and (ii) make the series of Notes provided for hereby, when executed and delivered by the Company and authenticated by the Trustee, the valid obligations of the Company.

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

Definitions

Section 1.01. Definition of Terms.

Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended and supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c) a reference to a Section or Article is to a Section or Article of this Supplemental Indenture;

(d) Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof;

(e) The following terms have the meanings given to them in this Section 1.01(e):

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by each Rating Agency on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided, that, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not such Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). Neither the Trustee nor any Paying Agent shall be responsible for monitoring the rating status of the Notes, making any request upon any Rating Agency, or determining whether any Below Investment Grade Rating Event has occurred.

“Business Day” means any day that is not a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York, London or Frankfurt are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (as defined below)) becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking, société anonyme.

“Common Depositary” means any Person acting as the common depositary for Euroclear and Clearstream, which initially shall be Deutsche Bank AG, London Branch.

“Corporate Trust Office” means the designated office of the Trustee at which any time ins corporate trust business shall be administered, which office at the date hereof is located at 60 Wall Street – 16th floor, New York, New York 10005, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor Trustee (or other such address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Definitive Securities” means the definitive form of Securities whereby the Securities are to be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Security or Global Securities, and the terms and conditions, if any, upon which interests in such Global Security or Global Securities may be exchanged in whole or in part for the definitive securities represented thereby in a definitive form registered in the name of Persons other than such Depositary or a nominee or nominees thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Euro” or “€” means the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union, as amended from time to time.

“Euroclear” means Euroclear Bank S.A./N.V.

“Global Securities” shall have the meaning set forth in Section 2.06(a).

“Initial Notes” means (i) all Notes issued on the first date that Notes were originally issued under this Supplemental Indenture, (ii) any additional Notes issued under Section 2.02(a) and (iii) any Notes issued in replacement therefor.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfer of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

“Moody’s” means Moody’s Investors Service Inc.

“Notes” shall have the meaning set forth in the recitals above and shall include the Global Securities.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

“Rating Agency” means: (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Redemption Price” means the Tax Redemption Price or the Redemption Price for a redemption pursuant to Section 3.01, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, including an entity treated as a corporation for United States income tax purposes, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

“U.S. Dollar” or “$” means the currency of the United States of America.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 2

The Notes

Section 2.01. Designation.

The Company hereby establishes a series of Securities designated the “1.800% Senior Notes due 2022” for issuance under the Indenture.

Section 2.02. Principal Amount; Series Treatment.

(a) The Notes shall be initially limited to an aggregate principal amount of €500,000,000; except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, Notes pursuant to Sections 203, 304, 305, 306 or 906 of the Base Indenture. However, the Company may, from time to time, without the consent of the Holders of the outstanding Notes, issue additional Notes, so that such additional Notes and the other Outstanding Notes of this series shall be consolidated together and form a single series of Securities under the Indenture, as supplemented by this Supplemental Indenture.

(b) Any additional Notes issued under Section 2.02(a) shall have the same terms in all respects as the corresponding series of Notes, except that interest will accrue on the additional Notes from the most recent date to which interest has been paid on the Outstanding Notes of such series (other than the additional Notes) or, if no interest has been paid on the Outstanding Notes of such series from the first date that the Outstanding Notes were originally issued under the Indenture, as supplemented by this Supplemental Indenture.

(c) For all purposes of the Indenture and this Supplemental Indenture, all Notes, whether Initial Notes or additional Notes issued under Section 2.02(a), shall constitute one series of Securities and shall vote together as one series of Securities.

Section 2.03. Maturity.

Unless previously redeemed or repurchased in full in accordance with Article 3 of this Supplemental Indenture, the Notes will become due and payable on November 7, 2022.

Section 2.04. Payment in Euros.

Principal of, and premium or Redemption Price, if any, and interest on, and Additional Amounts (as defined herein), if any, with respect to the Notes shall be payable in euro. However, if the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes shall be made in U.S. Dollars until the euro is again available to the Company or so used. The amount payable on any date in euro shall be converted to U.S. Dollars on the basis of the Market Exchange Rate on the second Business Day before the date that payment is due, or if such Market Exchange Rate is not then available, on the basis of the Market Exchange Rate most recently available prior to such second Business Day. Any payment in respect of the Notes so made in U.S. Dollars shall not constitute an Event of Default under the Indenture of the Notes. Neither the Trustee nor Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

Section 2.05. Principal and Interest.

The Notes will bear interest at the rate of 1.800% per annum from, and including November 6, 2015, or from the most recent Interest Payment Date to which interest has been paid or provided for, until the principal thereof becomes due and payable, and on any overdue principal (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. Interest on the Notes shall be payable annually in arrears on November 7 of each year, commencing on November 7, 2016 (the “Interest Payment Date”). Interest on the Notes shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or from November 6, 2015, if no interest has been paid on this Note) to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the international Capital Market Association). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Common Depositary) at the close of business on the fifteenth calendar day, whether or not a Business Day, immediately preceding such Interest Payment Date (the “Record Date”). If any Interest Payment Date, maturity date or earlier date of redemption or repurchase falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, that maturity date or that date of redemption or repurchase, as the case may be.

The principal of each Note payable at maturity or upon earlier redemption shall be paid against presentation and surrender of such Note at the office or agency maintained for such purpose in London, initially the corporate trust office of the Paying Agent in London, in euro.

Section 2.06. Form of Notes.

(a) The Notes shall be issued in the form of one or more global notes in fully registered from, without coupons (“Global Securities”), duly executed by the Company and authenticated by the Trustee, which shall be deposited with, or on behalf of, the Common Depositary and shall be registered in the name of BT Globenet Nominees Limited, as nominee of Deutsche Bank AG, London Branch, as Common Depositary for, and in respect of interests held through, Euroclear and Clearstream. The Notes shall be substantially in the form of Exhibit A attached hereto. Except as provided for in Section 2.07, owners of beneficial interests in the Global Securities will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form. So long as the Common Depositary or its nominee is the registered Holder of the Global Securities, the Common Depositary or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Securities for all purposes under the Indenture and the Notes.

(b) The terms and provisions contained in the form of Notes set forth in Exhibit A shall constitute, and are hereby expressly made, a part of the Indenture, as supplemented by this Supplemental Indenture.

Notwithstanding the foregoing, in considering the interests of Holders while the Notes are represented by the Global Securities held on behalf of Clearstream and Euroclear, the Trustee may have regard to any information provided to it by or on behalf of Clearstream and Euroclear as to the identity (either individually or by category) of their respective direct participants and may consider such interests as if these direct participants were Holders of the Global Securities, provided that, in doing so, the Trustee will not have any responsibility or liability for any records relating to, or payments made on account of, beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests

Any of the Notes may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture, as supplemented by this Supplemental Indenture, or as may be required by the Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject.

Notwithstanding Section 303 of the Indenture, the Notes do not require a corporate seal to be reproduced thereon.

(c) Denominations and Payments. The Notes shall be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. All payments of principal, premium or Redemption Price, if any, and interest in respect of the Notes shall be made by the Company in immediately available funds.

Section 2.07. Transfers and Exchanges.

(a) The Global Securities shall be exchanged by the Company for Definitive Securities if:

(i) Euroclear or Clearstream notify the Company that it is no longer willing or able to act as clearing agency for the Notes;

(ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated notes; or

(iii) there has occurred and is continuing an Event of Default with respect to the Notes.

(b) Whenever a Global Security is exchanged for one or more Definitive Securities, it shall be surrendered by the Holder thereof to the Security Registrar and Transfer Agent and cancelled by the Security Registrar and Transfer Agent. All Definitive Securities issued in exchange for a Global Security, a beneficial interest therein or a portion thereof shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Common Depositary (in accordance with its customary procedures).

(c) Any owner of a beneficial interest in a Global Security shall, by acceptance of such beneficial interest in the Global Security, agree that transfer of beneficial interests in such Global Security may be effected only through a book-entry system maintained by Holder (or its agent), and that, subject to Section 2.07(a), ownership of a beneficial interest in the Notes represented thereby shall be required to be reflected in book-entry form. Transfers of a Global Security shall be limited to transfer in whole and not in part, to the Common Depositary, its successors and their respective nominees. Interests of beneficial owners in a Global Security shall be transferred in accordance with the rules and procedures of Euroclear and Clearstream (or their respective successors).

(d) Payments (including principal, premium, Redemption Price and interest) and transfers with respect to Definitive Securities shall be executed at the office or agency maintained for such purpose in London (initially the Corporate Trust Office of the Paying Agent) or, at the Company’s option, by check mailed to the Holders at the respective addresses set forth in the Register, provided that all payments (including principal, premium, Redemption Price and interest) on Definitive Securities, for which the Holders thereof have given wire transfer instructions, shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. No service charge shall be made for any registration of transfer, other than payment of a sum sufficient to cover any tax or governmental charge, if any, payable in connection with such registration.

ARTICLE 3

Redemption and Repurchase Of The Notes

Section 3.01. Optional Redemption by Company. The Notes may be redeemed at the option of the Company on the terms and conditions set forth in the form of Note set forth as Exhibit A.

Section 3.02. Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes as described in Section 3.01, the Company shall make an offer to each Holder to repurchase all or any part (in minimum denominations of €100,000 and any integral multiples of €1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of a Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee and the Paying Agent, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(b) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of this Supplemental Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of this Supplemental Indenture by virtue of such conflict.

(c) On the Change of Control Repurchase Event payment date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

(d) The Paying Agent shall promptly mail its check or otherwise cause to be paid to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of any Notes surrendered; provided that each new Note shall be in a principal amount equal to €100,000 or an integral multiple of €1,000 in excess thereof.

(e) The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Section 3.03. Redemption for Tax Reasons. If as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 2, 2015, the Company becomes or, based upon a written opinion of independent counsel of recognized standing selected by the Company, will become obligated to pay Additional Amounts with respect to the Notes as set forth in Article 4 hereof, then the Notes may be redeemed at the option of the Company, in whole, but not in part, having given not less than 30 days nor more than 60 days prior notice to the Holders of the Notes, at a redemption price (the “Tax Redemption Price”) equal to 100% of the principal amount of the Notes being redeemed together with accrued and unpaid interest thereon, to, but excluding, the Redemption Date.

ARTICLE 4

Payment of Additional Amounts

Section 4.01. General. All payments in respect of the Notes shall be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company or Paying Agent shall pay to a Holder who is not a United States person such additional amounts (the “Additional Amounts”) on the Notes as are necessary in order that the net payment by the Company or a paying agent of the principal of, and premium or Redemption Price, if any and interest on, the Notes to such Holder, after such withholding or deduction, shall not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(a) to any tax, duty, assessment or other governmental charge that would not have been imposed but for the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(i) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States or having or having had a qualified business unit which has the U.S. Dollar as its functional currency;

(ii) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;

(iii) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

(iv) being or having been an owner of a 10% or greater interest in the capital or profits of the Company within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(v) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b) to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c) to any tax, duty, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(d) to any tax, duty, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(e) to any tax, duty, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(f) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(g) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to European Counsel Directive 2003/48/EC on the taxation of savings income or any other Directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives;

(h) to any tax, duty, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or premium, if any, or interest on any Note, if such payment can be made without such withholding by at least one other Paying Agent;

(i) to any tax, duty, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(j) to any tax, duty, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into a connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or any intergovernmental agreement in respect of FATCA; or

(k) in the case of any combination of items (a) through (j).

Section 4.02. No other requirements. The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this Article 4, the Company shall not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

ARTICLE 5

Execution Of The Notes

Section 5.01. Execution; Certificates. The Notes and any Officers’ Certificate to be delivered under the Indenture in connection with the authentication and delivery of the Notes shall be executed and delivered as set forth in the Indenture.

ARTICLE 6

Trustee and Paying Agent

Section 6.01. Appointment of Trustee. As provided in the officers’ certificate, dated November 6, 2015, as contemplated by Section 303 of the Indenture, the Trustee for the Notes shall initially be Deutsche Bank Trust Company Americas. The duties and responsibilities of Trustee with respect to the Notes (and only the Notes) shall be as set forth in the Indenture and the Notes and no implied covenants nor obligations shall be read into this Indenture against the Trustee, except as otherwise required by the Trust Indenture Act.

Section 6.02. Appointment of Paying Agent. The Paying Agent for the Notes shall initially be Deutsche Bank Trust Company Americas. The Company hereby initially designates the Corporate Trust Office of the Paying Agent, initially 60 Wall Street, Trust and Agency Services, 16th Floor, New York, New York 10005, as the office to be maintained by it where Notes may be presented for payment, registration of transfer or exchange, and where notices to or demands upon the Company in respect of the Notes or the Indenture may be served. The Security Registrar and Transfer Agent for the Notes shall initially be Deutsche Bank Trust Company Americas. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent, Security Registrar or Transfer Agent, to appoint additional or other Paying Agents, Security Registrars or Transfer Agents and to approve any change in the office through which any Paying Agent or Security Registrar acts. To the extent permitted by applicable law and regulation, the Paying Agent, Security Registrar and Transfer Agent may, and to the extent required by applicable law and regulation the Paying Agent, Security Registrar and Transfer Agent shall, exercise any of their respective rights or duties or perform their respective obligations under the Indenture and Notes by or through their respective agents or affiliates provided that the Paying Agent, Security Registrar and Transfer Agent shall be fully responsible for due care and faithful performance of the such respective agents or affiliates.

Section 6.03. Acceptance. Deutsche Bank Trust Company Americas hereby accepts its appointment as Trustee, Security Registrar, Paying Agent, Security Registrar and Transfer Agent under the Indenture with respect to the Notes (but only with respect to the Notes) and accepts all of the rights, powers, trusts, duties and obligations of Trustee, Security Registrar, Paying Agent, Security Registrar and Transfer Agent under the Indenture with respect to the Notes (but only with respect to the Notes), upon the terms and conditions set forth herein and therein, with like effect as if originally named as such in the Base Indenture. Pursuant to the Base Indenture, there shall continue to be vested in the Original Trustee all of its rights, powers, trusts, duties and obligations as trustee under the Base Indenture with respect to all of the series of Securities as to which it has served and continues to serve as trustee, and the Original Trustee shall have no rights, powers, trusts, duties and obligations with respect to the Notes.

Section 6.04. Eligibility of Trustee. The Trustee hereby represents that it is qualified and eligible under the provisions of the Trust Indenture Act and Section 607 of the Base Indenture to accept its appointment as Trustee with respect to the Notes.

Section 6.05. Concerning the Trustee. Neither the Original Trustee nor the Trustee assumes any duties, responsibilities or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture and, in carrying out its respective responsibilities thereunder, each shall have all of the rights, powers, privileges, protections, duties and immunities which it possesses under the Indenture. The Original Trustee and the Trustee shall not constitute co-trustees of the same trust, and each of the Original Trustee and the Trustee shall be trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts under the Indenture administered by the other trustee. The Original Trustee shall have no liability for any acts or omissions of the Trustee and the Trustee shall have no liability for any acts or omissions of the Original Trustee.

ARTICLE 7

Miscellaneous

Section 7.01. Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 7.02. Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 7.03. Notices.

Any request, demand, authorization, direction, notice, consent, waiver of Act of Holders or other documents provided or permitted by the Base Indenture to be made upon, given or furnished to, or filed with, the Trustee shall be sufficient for every purpose if made, given, furnished or filed in writing to or with the Trustee at the following address:

Deutsche Bank Trust Company Americas

60 Wall Street - 16th floor

MSNYC60-1630

New York, New York 10005

Attn: Trust and Agency Services

Client Services - BorgWarner, Inc.

Fax: 732-578-4635

With copy to:

Deutsche Bank National Trust Company

100 Plaza One - 6th floor

MSJCY03-0699

Jersey City, NJ 07311

Attn: Trust and Agency Services

Client Services - BorgWarner, Inc.

Fax: 732-578-4635

The Trustee by notice to the Company may designate additional or different addresses for subsequent notices or communications.

Notices shall be mailed to the registered Holders of the Notes at their respective addresses in the register of Holders maintained by the Registrar, save as otherwise provided herein. Any such notice shall be deemed to have been given on the date of mailing. Notwithstanding any other provisions herein, so long as the Notes are represented by one or more such Global Securities deposited with a common depositary on behalf of Clearstream and Euroclear, notices to and from Holders of the Notes may be given by delivery to Clearstream and Euroclear in accordance with their standard procedures, and such notices shall be deemed to be given on the date of the delivery of such notices to Clearstream and Euroclear.

Section 7.04. Governing Law; Jury Trial Waiver.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.05. Separability.

In case any provision contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 7.06. Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of the originals shall be deemed to be their original signatures for all purposes.

Section 7.07. U.S.A. Patriot Act.

The Company acknowledges that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

**********

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

BORGWARNER INC.

By:	/s/ Thomas J. McGill
Name:	Thomas J. McGill
Title:	Vice President and Treasurer

Attest:	/s/ John J. Gasparovic
Name:	John J. Gasparovic
Title:	Vice President, General Counsel
and Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Wanda Camacho
Name:	Wanda Camacho
Title	Vice President

Attest:	/s/ Linda Reale
Name:	Linda Reale
Title:	Vice President

By:	/s/ Robert Peschler
Name:	Robert Peschler
Title	Vice President

S-1	(Signature Page to Supplemental Indenture)

EXHIBIT A

[FACE OF NOTE]

ISIN: XS1317708805

No. 1

BORGWARNER INC.

€500,000,000

1.800% Senior Note due 2022

BORGWARNER INC., a Delaware corporation (herein referred to as the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to BT Globenet Nominees Limited, or registered assigns, the principal sum of €500,000,000 on November 7, 2022 (the “Maturity Date”), unless redeemed or repurchased prior to such date as permitted or required by this Note. Interest shall be paid at the rate of 1.800% per annum from November 6, 2015 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on November 7 of each year, commencing on November 7, 2016 (the “Interest Payment Date”), until the principal hereof is paid or made available for payment. Interest on this Note shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or from November 6, 2015, if no interest has been paid on this Note) to but excluding the next scheduled Interest Payment Date . This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the international Capital Market Association). If any Interest Payment Date, maturity date or earlier date of redemption or repurchase falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, that maturity date or that date of redemption or repurchase, as the case may be

General. This Note is one of a duly authorized issue of securities (the “Securities”) of the Company, issued and to be issued in one or more series under an Indenture, dated as of September 23, 1999 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. successor in interest to J.P. Morgan Trust Company, N.A. (successor in interest to The Chase Manhattan Trust Company, National Association), a national banking association, as trustee (the “Original Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of November 6, 2015 (the “Fifth Supplemental Indenture”), between the Company, Deutsche Bank Trust Company Americas, as series trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to a series of which this Note is a part), paying agent and transfer agent (the “Paying Agent” and/or the “Transfer Agent”) and Deutsche Bank Trust Company Americas as security registrar (the “Security Registrar”), and as it may be supplemented from time to time (herein called, collectively, the “Indenture”), to which indenture and all indentures supplemental thereto,

Exhibit A-1-1

reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “1.800% Senior Notes due 2022” (collectively, the “Notes”).

Optional Redemption. The Company may redeem the Notes at its option at any time, in whole or from time to time in part, at a redemption price (the “Optional Redemption Price”) equal to the sum of:

(i) 100% of the principal amount of the Senior Notes being redeemed plus unpaid interest, if any, accrued thereon to, but excluding, the redemption date; and

(ii) the Make-Whole Amount (as defined below) if any, with respect to such Senior Notes.

If the Senior Notes are redeemed on or after August 7, 2022, the Optional Redemption Price will not include the Make-Whole Amount.

“Make-Whole Amount” means, in connection with any optional redemption of the Senior Notes, the excess, if any, of:

(i) the aggregate present value as of the date of redemption of each euro of principal being redeemed and the amount of interest, excluding unpaid interest, if any, accrued thereon to, but excluding, the date of redemption that would have been payable in respect of each euro if the redemption payment had not been made (determined by discounting, on an annual basis (ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association)), the principal and interest at the Reinvestment Rate, from the respective dates on which the principal and interest would have been payable if the redemption payment had not been made, to the date of redemption), over

(ii) the aggregate principal amount of the Senior Notes being redeemed.

“Reinvestment Rate” means the Comparable Government Bond Rate plus 0.30%.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German Bundesanleihe security whose maturity is closest to the maturity of the Notes, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German Bundesanleihe security as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German Bundesanleihe securities selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third Business

Exhibit A-1-2

Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

If the Company has given notice of redemption as provided in the Indenture and has made funds available on the redemption date referred to in the notice for the redemption, the Notes called for redemption shall cease to bear interest on the redemption date and the Holders of those Notes from and after the redemption date shall be entitled to receive only the payment of the Optional Redemption Price upon surrender of the Notes in accordance with the notice.

The Company shall give notice of any optional redemption to Holders of Notes, at their addresses, as shown in the Register for the Notes, not more than 60 nor less than 30 days prior to the redemption date. The notice of redemption will specify, among other items, the Optional Redemption Price and the principal amount of the Notes held by the Holder to be redeemed.

If the Company chooses to redeem less than all of the Senior Notes, it shall notify the Trustee in writing at least 45 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of Senior Notes to be redeemed and their redemption date. The Trustee shall select, in accordance with its customary procedures, the Notes to be redeemed in part, which, in the case of Senior Notes in book-entry form, will be in accordance with the procedures of any applicable depositary.

Change of Control Repurchase Event. This Note shall be repurchased by the Company upon the occurrence of a Change of Control Repurchase Event (as defined in the Indenture) on the terms and conditions set forth in the Indenture.

Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series. Such amendment may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of all Securities issued under the Indenture at the time Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of all Outstanding Securities affected by certain provisions of the Indenture, on behalf of the Holders of all such Outstanding Securities, to waive compliance by the Company with such provisions. Furthermore, provisions in the Indenture permit the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of an individual series to waive on behalf of all of the Holders of Securities of such individual series certain past defaults under the Indenture and their consequences. Any such consent or waiver applicable to the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Exhibit A-1-3

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency herein prescribed.

Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

Authorized Denominations. The Notes are issuable only in registered form without coupons in denominations of €100,000 or any amount in excess thereof which is an integral multiple of €1,000.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and premium, if any, and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

Defined Terms. All terms used in this Note (except as herein otherwise expressly provided or unless the context otherwise requires) which are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Exhibit A-1-4

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and attested.

Dated: November 6, 2015

BORGWARNER INC.

By:
Name:
Title:

Attest:
Secretary

TRUSTEE CERTIFICATE

OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

Exhibit A-1-5

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.02 (Change of Control Repurchase Event) of the Fifth Supplemental Indenture, check the box below:

[    ] Section 3.02

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 3.02 of the Fifth Supplemental Indenture, state the amount you elect to have purchased:

€

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification Number:

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program

Exhibit A-2-1